Exhibit 99.3

Unaudited Pro Forma Consolidated Financial Information

The following pro forma balance sheet has been derived from the unaudited balance sheet of Heilongjiang Zhongxian Information Co., Ltd. and Subsidiary (“Zhongxian Information”) at December 31, 2010, and adjusts such information to give the effect of the acquisition of Zhongxian Information by Trade Link Wholesalers, Inc. (“Trade Link”), as if the acquisition had occurred at December 31, 2010.

The following pro forma condensed income statements have been derived from the audited consolidated statements of operations and comprehensive income of Zhongxian Information for the fiscal years ended June 30, 2010 and 2009, the audited statements of operations of Trade Link for the fiscal years ended October 31, 2010 and 2009, and the unaudited statements of income and comprehensive income of Zhongxian Information three and six months ended December 31, 2010 and 2009, the statements of operations of Trade Link for three months ended January 31, 2011 and 2010, and the statements of operations of Trade Link since inception to July 31, 2010 and 2009, and adjusts such information to give the effect for the acquisition of Zhongxian Information by Trade Link for the fiscal years ended June 30, 2010 and 2009, and three and six months ended December 31, 2010 and 2009, respectively.

The pro forma consolidated balance sheet and condensed income statements are presented for informational purposes only and do not purport to be indicative of the financial condition or results of operations that would have resulted if the acquisition had been consummated on those historical dates.

	Three Months Ended December 31,		Six Months Ended December 31,		Year Ended June 30,
	2010	2009	2010	2009	2010	2009
Net income attributable to stockholders	$2,155,467	$960,178	$3,698,354	$2,037,283	$4,457,221	$3,633,695
Net income per Share, basic and diluted	$0.05	$0.02	$0.09	$0.05	$0.11	$0.09
Weighted average shares outstanding, basic and diluted	41,000,000	41,000,000	41,000,000	41,000,000	41,000,000	41,000,000

Unaudited Pro Forma Consolidated Condensed Income Statements (E)

Unaudited Pro Forma Consolidated Balance Sheet at December 31, 2010

	Zhongxian Information December 31, 2010	Trade Link December 31, 2010	Pro Forma Adjustments
ASSETS	(A)	(B)	Debits		Credits	Pro Forma

Current assets:
Cash	$4,369,759	$94	$-	(C)	$94	$4,369,759
Accounts receivable	2,354,243	-	-		-	2,354,243
Inventories	76,327	-	-		-	76,327
Prepaid expenses	770,976	12,500	-	(C) (E)	12,500 646,242	124,734

Total current assets	7,571,305	12,594	-		658,836	6,925,063

Property, plant and equipment	1,822,146	-	-		-	1,822,146
Less: accumulated depreciation	(372,756)	-	-		-	(372,756)

Total property, plant and equipment, net	1,449,390	-	-		-	1,449,390

Biological assets, net	16,407,417	-	-		-	16,407,417

Security deposit	-	198	-		-	198

TOTAL ASSETS	$25,428,112	$12,792	$-		$658,836	$24,782,068

	Zhongxian Information December 31, 2010	Trade Link December 31, 2010		Pro Forma Adjustments
LIABILITIES AND STOCKHOLDERS’ EQUITY	(A)	(B)		Debits		Credits	Pro Forma

Current liabilities:
Accounts payable	$1,475,343	$24,863	(C)	$337		$-	$1,499,869
Accrued expenses and other payables	138,770	750		-		-	139,520
Shareholder loans	644,100	-		-		-	644,100
Loans from affiliates	866,844	4,500		-		-	871,344

Total current liabilities	3,125,057	30,113		337		-	3,154,833

Deferred income taxes	5,312,415	-		-		-	5,312,415

Total liabilities	8,437,472	30,113		337		-	8,467,248

Stockholders’ equity:
Common stock, $0.001 par value; authorized 75,000,000 shares, issued and outstanding 41,000,000 shares	1,206,800	9,535	(D)	1,175,335		-	41,000
Additional paid-in capital	-	13,205		-	(D)	1,123,017	1,136,222
Retained earnings	14,317,354	(40,061)	(C) (E)	12,257 646,242	(D)	52,318	13,671,112
Statutory reserve fund	190,011	-		-		-	190,011
Noncontrolling interests	215,066	-		-		-	215,066
Other comprehensive income	1,061,409	-		-		-	1,061,409

Total stockholders’ equity	16,990,640	(17,321)		1,833,834		1,175,335	16,314,820

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,428,112	$12,792		$1,834,171		$1,175,335	$24,782,068

Notes to Unaudited Pro Forma Consolidated Financial Information:

On January 28, 2011, Trade Link entered into a Share Exchange Agreement with Value Development Holdings, Ltd. (“Value Development”), a British Virgin Islands company, and its shareholders. Pursuant to the terms of the Share Exchange Agreement, Trade Link acquired 100% of the issued and outstanding capital stock of Value Development in exchange for the issuance of 35,998,000 shares of Trade Link’s common stock, constituting 87.80% of its issued and outstanding stock.  As a result of the Share Exchange, Value Development became Trade Links’s wholly-owned subsidiary.  Trade Link assumed the business and operations of Zhongxian Information, which Value Development controls through an entrusting agreement.

Assumptions and Adjustments:

(A)	Historical balance sheet at December 31, 2010 of Zhongxian Information.
(B)	Value of assets and liabilities of Trade Link at December 31, 2010 acquired and assumed in transaction.
(C)
To reflect the spinoff of Trade Link’s Canadian subsidiary’s assets and liabilities.  As part of the agreement, the assets and liabilities of Trade Link’s Canadian subsidiary will be spun off upon the reverse merger.

(D)
Adjustments to reflect Share Exchange in the reverse merger transaction.  On January 28, 2011, Trade Link issued 35,998,000 shares of common stock to Value Development’s shareholders and 5,500,000 shares held by Trade Link’s existing shareholders were canceled.  There were 41,000,000 shares of common stock outstanding after the Share Exchange transaction.

(E)
Adjustment to reflect the write off prepaid transaction costs related to the reverse merger transaction that will be reflected as an expense in the financial statements of the Company for the three months ended March 31, 2011.  The unaudited pro forma consolidated condensed income statements do not reflect this one time transaction expense.

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